Exhibit 99.4

CONSENT OF GREENHILL & CO., LLC

January 30, 2026

Board of Directors

NorthWestern Energy Group, Inc.

3010 West 69th Street

Sioux Falls, South Dakota 57108

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 18, 2025, to the Board of Directors of NorthWestern Energy Group, Inc. (“NorthWestern”) as Annex C to, and to the description of such opinion and to the references to our name under the headings “Summary — Opinion of NorthWestern’s Financial Advisor,” “Risk Factors — Risks Related to the Merger,” “The Proposed Merger — Background of the Merger,” “The Proposed Merger — Recommendations of the NorthWestern Board and its Reasons for the Merger,” “The Proposed Merger — Opinion of NorthWestern’s Financial Advisor,” and “The Proposed Merger — Certain Prospective Financial Information” in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Black Hills Corporation (“Black Hills”), submitted for filing on January 30, 2026, relating to the proposed transaction involving NorthWestern, Black Hills and River Merger Sub Inc.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

GREENHILL & CO., LLC

By:	/s/ Greenhill & Co., LLC